Exhibit 4.20

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Apollo Global Management, Inc. had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Class A Common Stock, par value of $.00001 per share (“Class A Common Stock”); (ii) Series A Preferred Stock, par value of $.00001 per share (“Series A Preferred Stock”); and (iii) Series B Preferred Stock, par value of $.00001 per share (“Series B Preferred Stock”). The following descriptions summarize the most important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed by us with the Securities and Exchange Commission. For a complete description of our capital stock, you should refer to our certificate of incorporation (the “Certificate of Incorporation”), our bylaws (the “Bylaws”) and applicable provisions of Delaware law. As used in this section, “we”, “us” and “our” mean Apollo Global Management, Inc., a Delaware corporation (the “Corporation”), and its successors, but not any of its subsidiaries.

Capital Stock
Our authorized capital stock consists of 100,000,000,000 shares, which shall be divided into four classes as follows:

•	90,000,000,000 shares of Class A Common Stock;

•	999,999,999 shares of Class B common stock, $.00001 par value per share (“Class B Common Stock”);

•	one (1) share of Class C common stock, $.00001 par value (“Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, “Common Stock”); and

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9,000,000,000 shares of preferred stock, $.00001 par value per share (“Preferred Stock”), of which (x) 11,000,000 shares are designated as Series A Preferred Stock, (y) 12,000,000 shares are designated as Series B Preferred Stock and (z) the remaining 8,977,000,000 shares may be designated from time to time in accordance with Article IV of the Certificate of Incorporation.

Class A Common Stock
Economic Rights
Dividends. Subject to preferences that apply to shares of Series A Preferred Stock and Series B Preferred Stock and any other shares of Preferred Stock outstanding at the time, the holders of Class A Common Stock (the “Class A Common Stockholders”) are entitled to receive dividends out of funds legally available therefor if our board of directors, in its sole discretion, determines to declare and pay dividends and then only at the times and in the amounts that our board of directors may determine.
Liquidation. If we become subject to an event giving rise to our dissolution, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating preferred stock outstanding at that time ranking on parity with our Common Stock with respect to such distribution, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of, and the payment of liquidation preferences, if any, on any outstanding shares of our Series A Preferred Stock, Series B Preferred Stock and any other outstanding shares of Preferred Stock.
Voting Rights
For so long as AGM Management, LLC or any permitted successor owns the Class C Common Stock in its capacity as a stockholder of the Corporation (“Class C Stockholder”) and (i) the Class C Stockholder and its Affiliates (as defined in the Certificate of Incorporation), including their respective general partners, members and limited partners, (ii) AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership and its Affiliates, including their respective general partners, members and limited partners, (iii) with respect to each of Leon D. Black, Marc J. Rowan and Joshua J. Harris (each, a “Principal”), such Principal and such Principal’s Group (as defined in the Certificate of Incorporation), (iv) any former or current investment professional of or other employee of an Apollo Employer (as defined in the Certificate of Incorporation) or the Apollo Operating Group (as defined in the Certificate of Incorporation) (or such other entity controlled by a member of the Apollo Operating Group) and any member of such Person’s Group (as defined in the Certificate of Incorporation), (v) any former or current executive officer of an Apollo Employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group) and any member of such Person’s Group; and (vi) any former or current director of an Apollo Employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group) and any member of such Person’s Group (clauses (i) through (vi), collectively, the “Apollo Group”) beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, our Class A Common Stock and Class B Common Stock do not have any voting rights or powers, except as provided in our Certificate of Incorporation or required by the General Corporation Law of the State of Delaware (the “DGCL”). Except as required by the DGCL or as expressly provided in our Certificate of Incorporation, for so long as there is a Class C Stockholder and the Apollo Group beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, the Class C Stockholder has the exclusive voting power for all purposes relating to holders of our capital stock.

Our Certificate of Incorporation provides that, except as otherwise required by the DGCL or provided in the Certificate of Incorporation, the Class A Common Stockholders and the holders of Class B Common Stock (“Class B Common Stockholders”) will vote together as a single class on each matter submitted to a vote of the Class A Common Stockholders.
The limited voting rights of the Class A Common Stockholders provided by the Certificate of Incorporation include, without limitation, the right to vote together as a single class with Class B Common Stockholders on:

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merger, consolidation or other business combination (except for the sole purpose of changing our legal form into another limited liability entity and where the governing instruments of the new entity provide our stockholders with substantially the same rights and obligations); and

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certain amendments to our Certificate of Incorporation that may not be approved solely by the Class C Stockholder, such as amendments that would enlarge the obligations of any other holder of shares or would have a material adverse effect on the rights or preferences on any other class of stock of the Corporation in relation to the other classes of stock of the Corporation.

Among other things, our Certificate of Incorporation provides that, subject to certain exceptions:

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any amendment to our Certificate of Incorporation that would have a material adverse effect on the rights or preferences of any class of stock in relation to other classes of stock of the Corporation must be approved by the holders of not less than a majority in voting power of the outstanding stock of the class affected;

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no amendment to our Certificate of Incorporation or Bylaws may enlarge the obligations of any stockholder without his, her or its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to the immediately preceding bullet;

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any amendment to the provisions of our Certificate of Incorporation relating to the voting rights on amendments requires the approval of stockholders holding at least 90% of the voting power of our Class A Common Stock and Class B Common Stock; and

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no amendment to certain provisions of our Certificate of Incorporation that would have a disproportionate effect on any of APOC Holdings, Ltd., a Cayman Islands exempted company and California Public Employees’ Retirement System, a unit of the State and Consumer Services Agency of the State of California (collectively, the “Investors”) and their affiliates without the consent in writing of the Investors or their affiliates holding shares of Class A Common Stock as of the relevant record date.

In addition, the DGCL requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Class A Common Stock, voting as a separate class, on an amendment to our Certificate of Incorporation that would change the par value of our Class A Common Stock; or alter or change the powers, preferences, or special rights of the Class A Common Stock in a way that would adversely affect the holders of Class A Common Stock.
Our Certificate of Incorporation provides that the number of authorized shares of any class of stock, including our Class A Common Stock, may be increased or decreased (but not below the number of shares of such class then outstanding), for so long as there is a Class C Stockholder and the Apollo Group beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, solely with the approval of the Class C Stockholder, and no other vote of the holders of the Class A Common Stock, the Class B Common Stock or Preferred Stock, voting together or separately as a class, shall be required therefor, unless a vote of the holders of any such class or classes or series thereof is expressly required pursuant to our Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). This could allow us to increase and issue additional shares of Class A Common Stock beyond what is currently authorized in our Certificate of Incorporation without the consent of the holders of the applicable class of Common Stock.
Except as described below under “Anti-Takeover Provisions—Loss of voting rights,” each record holder of Class A Common Stock, as such, will be entitled to one vote for each share of Class A Common Stock held as of the applicable record date with respect to any matter on which the Class A Common Stock is entitled to vote. Except as otherwise required by the DGCL or provided in our Certificate of Incorporation, the holders of Class B Common Stock shall vote together with the holders of Class A Common Stock as a single class and on an equivalent basis as the holders of the Class A Common Stock.
No Preemptive or Similar Rights
Our Class A Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock, to fix the designation, powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, such series of Preferred Stock and the number of shares of such series, in each case without further vote or action by our stockholders (except as may be required by the terms of our Certificate of Incorporation and any certificate of designation relating to any series of Preferred Stock then outstanding). Our board of directors can also increase (but not above the total number of shares of Preferred Stock then authorized and available for issuance and not committed for other issuance) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock. Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could dilute or have a detrimental effect on the proportion of voting power held by, or other relative rights of, the holders of our Class A Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in the control of our Corporation and might adversely affect the market price of the Class A Common Stock.
As of December 31, 2019, our Certificate of Incorporation has designated two series of Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, each of which is outstanding.

Series A Preferred Stock
Economic rights
Dividends on the Series A Preferred Stock are payable when, as and if declared by our board of directors out of funds legally available therefor, at a rate per annum equal to 6.375% of the $25.00 liquidation preference per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock are payable quarterly on March 15, June 15, September 15 and December 15 of each year, when, as and if declared by our board of directors.
Dividends on the Series A Preferred Stock are non-cumulative.
Ranking
Shares of the Series A Preferred Stock rank senior to our Common Stock and equally with shares of our Series B Preferred Stock and any of our other equity securities, including any other Preferred Stock, that we may issue in the future, whose terms provide that such securities will rank equally with the Series A Preferred Stock with respect to payment of dividends and distribution of our assets upon our dissolution (“Series A parity stock”). Shares of the Series B Preferred Stock include the same provisions with respect to restrictions on declaration and payment of dividends as the Series A Preferred Stock. Holders of the Series A Preferred Stock do not have preemptive or subscription rights.
Shares of the Series A Preferred Stock rank junior to (i) all of our existing and future indebtedness and (ii) any of our equity securities, including Preferred Stock, that we may authorize or issue in the future, whose terms provide that such securities will rank senior to the Series A Preferred Stock with respect to payment of dividends and distribution of our assets upon our dissolution (such equity securities, “Series A senior stock”). We currently have no Series A senior stock outstanding. While any shares of Series A Preferred Stock are outstanding, we may not authorize or create any class or series of Series A senior stock without the affirmative vote of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock and all other series of Series A Voting Preferred Stock (defined below), voting as a single class. See “—Voting rights” below for a discussion of the voting rights applicable if we seek to create any class or series of Series A senior stock.
Maturity
The Series A Preferred Stock does not have a maturity date, and we are not required to redeem or repurchase the Series A Preferred Stock.
Optional redemption
We may not redeem the Series A Preferred Stock prior to March 15, 2022 except as provided below under “—Change of control redemption.” At any time or from time to time on or after March 15, 2022, subject to any limitations that may be imposed by law, we may, in the sole discretion of our board of directors, redeem the Series A Preferred Stock, out of funds legally available therefor, in whole or in part, at a price of $25.00 per share of Series A Preferred Stock plus an amount equal to declared and unpaid dividends, if any, from the dividend payment date immediately preceding the redemption date to, but excluding, the redemption date.

Holders of the Series A Preferred Stock have no right to require the redemption of the Series A Preferred Stock.
Change of control redemption
If a change of control event occurs prior to March 15, 2022, within 60 days of the occurrence of such change of control event, we may, in the sole discretion of our board of directors, redeem the Series A Preferred Stock, in whole but not in part, out of funds legally available therefor, at a price of $25.25 per share of Series A Preferred Stock plus an amount equal to any declared and unpaid dividends to, but excluding, the redemption date.
If we do not give a redemption notice within the time periods specified in our Certificate of Incorporation following a change of control event (whether before, on or after March 15, 2022), the dividend rate per annum on the Series A Preferred Stock will increase by 5.00%, beginning on the 31st day following the consummation of such change of control event.
A change of control event would occur if a change of control is accompanied by (i) the lowering of the rating on certain series of our senior notes that are issued or guaranteed by us by either of the Rating Agencies (as defined below) (or, if no such series of our senior notes are outstanding or no such series of our senior notes are then rated by the applicable Rating Agency, our long-term issuer rating by such Rating Agency) in respect of such change of control and (ii) any series of such senior notes (or, if no such series of our senior notes are outstanding or no such series of our senior notes are then rated by the applicable Rating Agency, our long-term issuer rating by such Rating Agency), is rated below investment grade by both Fitch Ratings Inc. and Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial Inc., or any respective successor thereto (jointly, the “Rating Agencies” and each, a “Rating Agency”) on any date from the date of the 60-day period following public notice of the occurrence of a change of control (which period may be extended as provided in our Certificate of Incorporation).
The change of control redemption feature of the Series A Preferred Stock may, in certain circumstances, make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future.
Voting rights
Except as indicated below, the holders of the Series A Preferred Stock will have no voting rights.
Whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock or six quarterly dividends (whether or not consecutive) payable on any series of Series A parity stock have not been declared and paid, the number of directors on our board of directors will be increased by two and the holders of the Series A Preferred Stock, voting together as a single class with the holders of the Series B Preferred Stock and any other series of Series A parity stock then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, together with the Series B Preferred Stock, the “Series A Voting Preferred Stock”), will have the right to elect these two additional directors at a meeting of the holders of the Series A Preferred Stock and such Series A Voting Preferred Stock. These voting rights will continue until four consecutive quarterly dividends have been declared and paid on the Series A Preferred Stock, and the qualification to serve as a director and the terms of office of all directors elected by the holders of the Series A Preferred Stock and such Series A Voting Preferred Stock will cease and terminate immediately and the total number of directors on our board of directors will be automatically decreased by two.
The affirmative vote of the holders of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock and all series of Series A Voting Preferred Stock, voting as a single class, either at a meeting of stockholders or by written consent, is required in order:
(i) to amend, alter or repeal any provision of our Certificate of Incorporation relating to the Series A Preferred Stock or any series of Series A Voting Preferred Stock, whether by merger, consolidation or otherwise, to affect materially and adversely the rights, powers and preferences of the holders of the Series A Preferred Stock or Series A Voting Preferred Stock, and
(ii) to authorize, create or increase the authorized amount of, any class or series of Preferred Stock having rights senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon, the dissolution of the Corporation, provided, however, that, in the case of clause (i) above, (x) no such vote of the Series A Preferred Stock or Series A Voting Preferred Stock, as the case may be, is required if in connection with any such amendment, alteration or repeal, by merger, consolidation or otherwise, each share of Series A Preferred Stock and Series A Voting Preferred Stock remains outstanding without the terms thereof being materially and adversely changed in any respect to the holders thereof or is converted into or exchanged for preferred equity securities of the surviving entity having the rights, powers and preferences thereof substantially similar to those of such Series A Preferred Stock or Series A Voting Preferred Stock, as the case may be, and (y) if such amendment materially and adversely affects the rights, powers and preferences of one or more but not all of the classes or series of Series A Voting Preferred Stock and Series A Preferred Stock at the time outstanding, only the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of the classes or series of Series A Voting Preferred Stock and Series A Preferred Stock so affected, voting as a single class regardless of class or series, is required in lieu of (or, if such consent is required by law, in addition to) the affirmative vote of at least two-thirds of the holders of the votes entitled to be cast by the Series A Voting Preferred Stock and the Series A Preferred Stock otherwise entitled to vote as a single class;
provided, further, that, in the case of clause (i) or (ii) above, no such vote of the holders of Series A Voting Preferred Stock or Series A Preferred Stock, as the case may be, is required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all shares of Series A Voting Preferred Stock or Series A Preferred Stock, as the case may be, at the time outstanding.
In addition, the DGCL requires that the outstanding shares of Preferred Stock be entitled to vote as a single class upon any proposed amendment to our Certificate of Incorporation that would increase or decrease the par value of the shares of Preferred Stock or alter or change the powers, preferences, or special rights of the shares of Preferred Stock so as to affect them adversely; provided, that in the case of a proposed amendment to our Certificate of Incorporation that would alter or change the powers, preferences, or special rights of one or more series of Preferred Stock so as to affect them adversely, but would not so affect the entire class of Preferred Stock, then only the shares of the series of Preferred Stock so affected by the amendment are entitled to vote as a single class on such amendment for purposes of this requirement imposed by the DGCL.
However, we may create additional series or classes of Series A parity stock and any equity securities that rank junior to our Series A Preferred Stock and issue additional series of such stock without the consent of any holder of the Series A Preferred Stock.
Amount payable in liquidation
Upon our dissolution, each holder of the Series A Preferred Stock will be entitled to a payment equal to the sum of the $25.00 liquidation preference per share of Series A Preferred Stock and declared and unpaid dividends, if any, to, but excluding the date of the dissolution. Such payment will be made out of our assets or proceeds thereof available for distribution to the holders of the Series A Preferred Stock following the payment or provision for the liabilities of the Corporation (including the expenses of such dissolution) and the satisfaction of all claims ranking senior to the Series A Preferred Stock.
No conversion rights
The shares of Series A Preferred Stock are not convertible into any class of Common Stock or any other class or series of our capital stock or any other security.

Series B Preferred Stock
Economic rights
Dividends on the Series B Preferred Stock are payable when, as and if declared by our board of directors out of funds legally available therefor, at a rate per annum equal to 6.375% of the $25.00 liquidation preference per share of Series B Preferred Stock. Dividends on the Series B Preferred Stock are payable quarterly on March 15, June 15, September 15 and December 15 of each year, when, as and if declared by our board of directors.
Dividends on the Series B Preferred Stock are non-cumulative.
Ranking
Shares of the Series B Preferred Stock rank senior to our Common Stock and equally with shares of our Series A Preferred Stock and any of our other equity securities, including any other Preferred Stock, that we may issue in the future, whose terms provide that such securities will rank equally with the Series B Preferred Stock with respect to payment of dividends and distribution of our assets upon our dissolution (“Series B parity stock”). Shares of the Series B Preferred Stock include the same provisions with respect to restrictions on declaration and payment of dividends as the Series A Preferred Stock. Holders of the Series B Preferred Stock do not have preemptive or subscription rights.
Shares of the Series B Preferred Stock rank junior to (i) all of our existing and future indebtedness and (ii) any of our equity securities, including Preferred Stock, that we may authorize or issue in the future, whose terms provide that such securities will rank senior to the Series B Preferred Stock with respect to payment of dividends and distribution of our assets upon our dissolution (such equity securities, “Series B senior stock”). We currently have no Series B senior stock outstanding. While any shares of Series B Preferred Stock are outstanding, we may not authorize or create any class or series of Series B senior stock without the affirmative vote of the holders of two-thirds of the votes entitled to be cast by the holders of outstanding Series B Preferred Stock and all other series of Series B Voting Preferred Stock (defined below), voting as a single class. See “—Voting rights” below for a discussion of the voting rights applicable if we seek to create any class or series of Series B senior stock.
Maturity
The Series B Preferred Stock does not have a maturity date, and we are not required to redeem or repurchase the Series B Preferred Stock.
Optional redemption
We may not redeem the Series B Preferred Stock prior to March 15, 2023 except as provided below under “—Change of control redemption.” At any time or from time to time on or after March 15, 2023, subject to any limitations that may be imposed by law, we may, in the sole discretion of our board of directors, redeem the Series B Preferred Stock, out of funds legally available therefor, in whole or in part, at a price of $25.00 per share of Series B Preferred Stock plus an amount equal to declared and unpaid dividends, if any, from the dividend payment date immediately preceding the redemption date to, but excluding, the redemption date.
Holders of the Series B Preferred Stock will have no right to require the redemption of the Series B Preferred Stock.
Change of control redemption
If a change of control event occurs prior to March 15, 2023, within 60 days of the occurrence of such change of control event, we may, in the sole discretion of our board of directors, redeem the Series B Preferred Stock, in whole but not in part, out of funds legally available therefor, at a price of $25.25 per share of Series B Preferred Stock plus an amount equal to any declared and unpaid dividends to, but excluding, the redemption date.

If we do not give a redemption notice within the time periods specified in our Certificate of Incorporation following a change of control event (whether before, on or after March 15, 2023), the dividend rate per annum on the Series B Preferred Stock will increase by 5.00%, beginning on the 31st day following the consummation of such change of control event.
A change of control event would occur if a change of control is accompanied by (i) the lowering of the rating on certain series of our senior notes that are issued or guaranteed by us by either of the Rating Agencies (or, if no such series of our senior notes are outstanding or no such series of our senior notes are then rated by the applicable Rating Agency, our long-term issuer rating by such Rating Agency) in respect of such change of control and (ii) any series of such senior notes (or, if no such series of our senior notes are outstanding or no such series of our senior notes are then rate by the applicable Rating Agency, or our long-term issuer rating by such Rating Agency) is rated below investment grade by both Rating Agencies on any date from the date of the 60-day period following public notice of the occurrence of a change of control (which period may be extended as provided in our Certificate of Incorporation).
The change of control redemption feature of the Series B Preferred Stock may, in certain circumstances, make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future.
Rating Agency Redemption Event
If a rating agency redemption event occurs prior to March 15, 2023, within 60 days of the occurrence of such rating agency redemption event, we may, in the Class C Stockholder’s sole discretion, redeem the Series B Preferred Stock, in whole but not in part, out of funds legally available therefor, at a price of $25.50 per share of Series B Preferred Stock, plus an amount equal to all declared and unpaid dividends to, but excluding, the redemption date, without payment of any undeclared dividend.
A rating agency redemption event would occur if an applicable rating agency changes the methodology or criteria that were employed in assigning equity credit to securities with features similar to the Series B Preferred Stock on March 19, 2018, which will either (a) shorten the period of time during which equity credit pertaining to the Series B Preferred Stock would have been in effect had the current methodology not been changed or (b) reduces the amount of equity credit assigned to the Series B Preferred Stock as compared with the amount of equity credit that such rating agency had assigned to the Series B Preferred Shares as of March 19, 2018.
Voting rights
Except as indicated below, the holders of the Series B Preferred Stock will have no voting rights.
Whenever six quarterly dividends (whether or not consecutive) payable on the Series B Preferred Stock or six quarterly dividends (whether or not consecutive) payable on any series or class of Series B parity stock have not been declared and paid, the number of directors on our board of directors will be increased by two and the holders of the Series B Preferred Stock, voting together as a single class with the holders of the Series B Preferred Stock and any other class or series of Series B parity stock then outstanding upon which like voting rights have been conferred and are exercisable (any such other class or series, together with the Series A Preferred Stock, the “Series B Voting Preferred Stock”), will have the right to elect these two additional directors at a meeting of the holders of the Series B Preferred Stock and such Series B Voting Preferred Stock. These voting rights will continue until four consecutive quarterly dividends have been declared and paid on the Series B Preferred Stock, and the qualification to serve as a director and the terms of office of all directors elected by the holders of the Series B Preferred Stock and such Series B voting preferred stock will cease and terminate immediately and the total number of directors on our board of directors will be automatically decreased by two.
The affirmative vote of the holders of two-thirds of the votes entitled to be cast by the holders of outstanding Series B Preferred Stock and all series of Series B voting preferred stock, voting as a single class, either at a meeting of stockholders or by written consent, is required in order:

(i) to amend, alter or repeal any provision of our Certificate of Incorporation relating to the Series B Preferred Stock or any series of Series B Voting Preferred Stock, whether by merger, consolidation or otherwise, to affect materially and adversely the rights, powers and preferences of the holders of the Series B Preferred Stock or Series B Voting Preferred Stock, and
(ii) to authorize, create or increase the authorized amount of, any class or series of Preferred Stock having rights senior to the Series B Preferred Stock with respect to the payment of dividends or amounts upon the dissolution of the Corporation, provided, however, that, in the case of clause (i) above, (x) no such vote of the Series B Voting Preferred Stock or Series B Preferred Stock, as the case may be, is required if in connection with any such amendment, alteration or repeal, by merger, consolidation or otherwise, each share of Series B voting preferred stock and Series B Preferred Stock remains outstanding without the terms thereof being materially and adversely changed in any respect to the holders thereof or is converted into or exchanged for preferred equity securities of the surviving entity having the rights, powers and preferences thereof substantially similar to those of such Series B voting preferred stock or Series B Voting Preferred Stock, as the case may be, and (y) if such amendment materially and adversely affects the rights, powers and preferences of one or more but not all of the classes or series of Series B Voting Preferred Stock and Series B Preferred Stock at the time outstanding, only the affirmative vote of the holders of at least two-thirds of the votes entitled to be case by the holders of the outstanding shares of the classes or series of Series B Voting Preferred Stock and Series B Preferred Stock so affected, voting as a single class regardless of class or series, is required in lieu of (or, if such consent is required by law, in addition to) the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast by the Series B Voting Preferred Stock and the Series B Preferred Stock otherwise entitled to vote as a single class;
provided, further, that, in the case of clause (i) or (ii) above, no such vote of the holders of Series B Voting Preferred Stock or Series B Preferred Stock, as the case may be, is required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all shares of Series B Voting Preferred Stock or Series B Preferred Stock, as the case may be, at the time outstanding.
However, we may create additional series or classes of Series B parity stock and any equity securities that rank junior to our Series B Preferred Stock and issue additional series of such stock without the consent of any holder of the Series B Preferred Stock.
Amount payable in liquidation
Upon our dissolution, each holder of the Series B Preferred Stock will be entitled to a payment equal to the sum of the $25.00 liquidation preference per share of Series B Preferred Stock and declared and unpaid dividends, if any, to, but excluding the date of the dissolution. Such payment will be made out of our assets or proceeds thereof available for distribution to the holders of the Series B Preferred Stock following the payment or provision for the liabilities of the Corporation (including the expenses of such dissolution) and the satisfaction of all claims ranking senior to the Series B Preferred Stock.
No conversion rights
The shares of Series B Preferred Stock are not convertible into any class of Common Stock or any other class or series of our capital stock or any other security.
Anti-Takeover Provisions
Our Certificate of Incorporation and Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change in control or other unsolicited acquisition proposal, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock held by stockholders.

Voting
Our Class A Common Stock has limited voting rights. In addition, our Certificate of Incorporation provides that generally, with respect to any matter on which the holders of Class A Common Stock are entitled to vote, they shall vote together with the holders of Class B Common Stock as a single class. As of December 31, 2019, BRH Holdings GP, Ltd. (“BRH”) owns the one outstanding share of Class B Common Stock, and with respect to almost any matter as to which Class A Common Stock may be entitled to vote, depending on the number of outstanding shares of Class A Common Stock and Class B Common Stock actually voted, BRH should generally have sufficient voting power to substantially influence matters subject to the vote.
Election of directors
Subject to the rights granted to one or more series of Preferred Stock then outstanding, for so long as there is a Class C Stockholder and the Apollo Group beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, the Class C Stockholder has the sole authority to nominate and elect directors.
For so long as there is a Class C Stockholder and the Apollo Group beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, certain of our directors shall be designated by the Class C Stockholder as “BRH Directors” which shall initially be Leon D. Black, Marc J. Rowan and Joshua J. Harris. So long as there is a Class C Stockholder and the Apollo Group beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, on any matter to be voted on or consented to by the board of directors (other than certain Derivative Decisions and Extraordinary Transactions (as each is defined in the Certificate of Incorporation)) (i) each director other than the BRH Directors (the “Non-BRH Directors”) shall be entitled to cast one (1) vote, (ii) the BRH Directors shall collectively be entitled to cast an aggregate number of votes equal to (x) the total number of directors constituting the entire board of directors, minus (y) the total number of BRH Directors then in office, plus (z) one (1) (such aggregate number of votes, the “Aggregate BRH Director Voting Power”), such that, at any time, the BRH Directors in office at such time shall collectively be entitled to cast a majority of the votes that may be cast by the directors of the board of directors, and (iii) each BRH Director present at such meeting or participating in such consent shall be entitled to cast a number of votes (including any fractions thereof) equal to the quotient of (A) the Aggregate BRH Director Voting Power, divided by (B) the number of BRH Directors present at such meeting or participating in such consent.
Removal of directors
Subject to the rights granted to one or more series of Preferred Stock then outstanding, for so long as there is a Class C Stockholder and the Apollo Group beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, the Class C Stockholder has the sole authority to remove and replace any director, with or without cause, at any time.
Vacancies
In addition, our Certificate of Incorporation also provides that, subject to the rights granted to one or more series of Preferred Stock then outstanding, for so long as there is a Class C Stockholder and the Apollo Group beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled by the Class C Stockholder.
Loss of voting rights
If at any time any person or group (other than the Apollo Group) acquires, in the aggregate, beneficial ownership of 20% or more of any class of our stock then outstanding (other than the Class C Common Stock), that person or group will lose voting rights on all of its shares of stock and such shares of stock may not be voted on any matter as to which such shares may be entitled to vote and will not be considered to be outstanding when sending notices of a meeting of stockholders of the Corporation to vote on any matter (unless required by applicable law), calculating required votes, determining the presence of a quorum or for other similar purposes under the Certificate of Incorporation or Bylaws, in each case, as applicable and to the extent such shares of stock are entitled to any vote. The foregoing limitations also shall not apply to (i) any person or group who acquired 20% or more of our outstanding shares of any class directly from any member of the Apollo Group; (ii) to any person or group who acquired 20% or more of any shares of any class then outstanding directly or indirectly from a person or group described in clause (i) (provided that our former manager or board of directors shall have notified such person or group in writing that such limitation shall not apply); or (iii) to any person or group who acquired 20% or more of any shares issued by us with the prior approval of our former manager or board of directors.
Requirements for advance notification of stockholder proposals
Stockholders are only permitted to make stockholder proposals with respect to the limited matters on which they are entitled to vote. Further, our Bylaws establish advance notice procedures with respect to stockholder proposals relating to the limited matters on which the holders of our Class A Common Stock may be entitled to vote. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Bylaws allow our board of directors to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may deter, delay or discourage a potential acquirer from attempting to influence or obtain control of our company.
Special stockholder meetings
Our Certificate of Incorporation provides that, subject to the rights of the holders of any series of Preferred Stock, special meetings of our stockholders may be called at any time only by or at the direction of our board of directors, the Class C Stockholder, if at any time any stockholders other than the Class C Stockholder are entitled under applicable law or our Certificate of Incorporation to vote on specific matters proposed to be brought before a special meeting, stockholders representing 50% or more of the voting power of the outstanding stock of the class or classes of stock which are entitled to vote at such meeting, or as otherwise provided in Article XXI and Article XXII of our Certificate of Incorporation. Class A Common Stock and Class B Common Stock are considered the same class of Common Stock for this purpose.
Stockholder action by written consent
Pursuant to Section 228 of the DGCL, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the Certificate of Incorporation provides otherwise or it conflicts with the rules of the NYSE. Our Certificate of Incorporation permits the Class C Stockholder to act by written consent. Under our Certificate of Incorporation, stockholders (other than the Class C Stockholder) may only act by written consent if consented to by the Class C Stockholder (or, if there is no Class C Stockholder or if the Apollo Group no longer beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, if consented to by our board of directors).

Actions requiring Class C Stockholder approval

For so long as there is a Class C Stockholder and the Apollo Group beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, certain actions require the prior approval of the Class C Stockholder, including, without limitation:

•
entry into a debt financing arrangement by us or any of our subsidiaries, in one transaction or a series of related transactions, in an amount in excess of 10% of our then existing long-term indebtedness (other than with respect to intercompany debt financing arrangements);

•
issuances of securities that would, subject to certain exceptions, (i) represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 5% on a fully diluted, as converted, exchanged or exercised basis, of any class of equity securities or (ii) have designations, preferences, rights priorities or powers that are more favorable than the Class A Common Stock;

•	adoption of a stockholder rights plan;

•	amendment of our Certificate of Incorporation or the Bylaws;

•	exchange or disposition of all or substantially all of the assets, taken as a whole, in a single transaction or a series of related transactions;

•	merger, sale or other combination with or into any other person;

•	transfer, mortgage, pledge, hypothecation or a grant of a security interest in all or substantially all of the assets of us and our subsidiaries taken as a whole;

•	removal of an Executive Officer (as defined in the Certificate of Incorporation);

•	liquidation or dissolution of the Corporation; and

•	any extraordinary transaction or the determination of the use of proceeds of any extraordinary transaction.
Amendments to our certificate of incorporation requiring Class C Stockholder approval
Except as otherwise expressly provided by applicable law subject to the rights of the holders of any series of Preferred Stock, for so long as there is a Class C Stockholder and the Apollo Group beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, the Class C Stockholder shall have the sole right to vote with respect (i) to any such amendments to the Certificate of Incorporation proposed by the board of directors or (ii) to the Bylaws that:

1)	is a change in our name, our registered agent or our registered office;

2)	the board of directors has determined to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation;

3)
the board of directors has determined (i) does not adversely affect the stockholders (other than the Class C Stockholder) as a whole (including any particular class or series of shares of stock of the Corporation as compared to other classes or series of shares of stock of the Corporation, treating the Class A Common Stock and the Class B Common Stock as a separate class for this purpose) in any material respect, (ii) to be necessary, desirable or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state or non-U.S. agency or judicial authority or contained in any U.S. federal or state or non-U.S. statute (including the DGCL) or (B) facilitate the trading of the shares of stock of the Corporation (including the division or reclassification of any class or series of shares of stock of the Corporation into different classes or series to facilitate uniformity of tax consequences within such classes or series of shares of stock of the Corporation) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the shares of stock of the Corporation are or will be listed, (iii) to be necessary or appropriate in connection with splits and combinations of stock, or (iv) is required to effect the intent expressed in a registration statement or the intent of the provisions of the Certificate of Incorporation or is otherwise contemplated by the Certificate of Incorporation;

4)
is a change in our fiscal year or taxable year and any other changes that our board of directors has determined to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Corporation including, if our board of directors has so determined, subject to Articles XXI and XXII of the Certificate of Incorporation and any certificate of designation relating to any series of Preferred Stock, the dates on which dividends are to be made by the Corporation;

5)
an amendment that our board of directors has determined is necessary or appropriate based on the advice of our counsel, to prevent us or the Class C Stockholder or its partners, officers, trustees, representatives or agents (as applicable) from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether or not such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

6)
an amendment that our board of directors has determined to be necessary, desirable or appropriate for the creation, authorization or issuance of any class or series of our capital stock or options, rights, warrants or appreciation rights relating to our capital stock;

7)	any amendment expressly permitted in our Certificate of Incorporation to be made by the Class C Stockholder acting alone;

8)
an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our Certificate of Incorporation;

9)
any amendment that our board of directors has determined is necessary or appropriate to reflect and account for our formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our Certificate of Incorporation;

10)
a merger into, or conveyance of all of our assets to, another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance consummated solely to effect a mere change in our legal form into another limited liability entity, the governing instruments of which provide the stockholders with substantially the same rights and obligations as provided by our Certificate of Incorporation;

11)	any other amendments substantially similar to any of the matters described in (1) through (10) above.

Super-majority and other requirements for certain amendments to our Certificate of Incorporation
Except for amendments to our Certificate of Incorporation that require the sole approval of the Class C Stockholder, any amendments to our Certificate of Incorporation require the approval of the Class C Stockholder for so long as there is a Class C Stockholder and the Apollo Group beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, and the vote or consent of stockholders holding a majority of the voting power of the Corporation, unless a greater or different percentage is required under the DGCL or our Certificate of Incorporation
The DGCL and our Certificate of Incorporation provide certain additional amendment requirements. See “Class A Common Stock–Voting Rights” above.
Merger, sale or other disposition of assets
Our Certificate of Incorporation provides that, for so long as there is a Class C Stockholder and the Apollo Group beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, we may, with the approval of our board of directors and the Class C Stockholder, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. We may in our sole discretion mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without the prior approval of the holders of our Class A Common Stock and Class B Common Stock. We may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without the prior approval of the holders of our Class A Common Stock and Class B Common Stock.
We may merge or consolidate with certain entities with the affirmative vote of the holders of a majority in voting power of our outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class and, for so long as there is a Class C Stockholder and the Apollo Group beneficially owns, in the aggregate, 10% or more of the voting power of the Corporation, the Class C Stockholder.
Choice of forum
Unless we consent in writing to the selection of an alternative forum, and subject to Sections 21.09 and 22.09 of our Certificate of Incorporation, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

(i).	any derivative action or proceeding brought on our behalf;
(ii).
any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to us or our stockholders or any current or former member or fiduciary of AGM LLC to AGM LLC or AGM LLC’s members;

(iii).
any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

(iv).	any action asserting a claim related to or involving us that is governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. The exclusive forum provision also provides that it will not apply to claims arising under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Corporation’s capital stock will be deemed to have notice of and consented to the provisions described in this paragraph. Stockholders cannot waive, and will not be deemed to have waived under the exclusive forum provision, the Corporation’s compliance with the federal securities laws and the rules and regulations thereunder. However, the enforceability of similar forum provisions in other corporations’ certificates of incorporation have been challenged in legal proceedings and it is possible that a court could find these types of provisions to be unenforceable.